Exhibit 16.1

September 13, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Hansen Medical, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Hansen Medical, Inc. dated September 7, 2010. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses disclosed in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP